Exhibit 16.1

March 1, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of ProPetro Holding Corp.’s Form 8-K dated March 1, 2023, and have the following comments:

1. We agree with the statements made in Item 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP